EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact:	James G. Clark
EVP and CFO (858) 793-4151 jim.clark@edlending.com

EDUCATION LENDING GROUP, INC. ANNOUNCES
A $500 MILLION STUDENT LOAN SECURITIZATION

San Diego, CA.—August 19, 2002—Education Lending Group, Inc., (OTC Bulletin Board: EDLG—News; “EDLG”) today announced the closing of its second student loan securitization. The $500,000,000 securitization involved both William R. Hough & Co., and Salomon Smith Barney, Inc., as co-managers and the Broker-Dealers for the financing. The Class A Notes are rated Aaa by Moody’s Investors Service, Inc., AAA by Fitch Ratings, and AAA by Standard & Poor’s.

Robert deRose, CEO, stated, “We are proud to have two excellent firms represent us in this securitization. This marks another milestone in the company’s growth plan.”

Mark Weadick, SVP of William R. Hough & Co., stated, “The company’s second securitization was again enthusiastically received by a wide and diverse group of investors. We are pleased with the execution and the addition of Standard & Poor’s ratings.”

Paul Sheldon, Managing Director of Salomon Smith Barney, Inc., added, “We are very pleased to have participated as co-manager on this financing. The transaction was well received by investors and the execution went well for us.”

Michael Shaut, EDLG’s President and COO, further stated, “Our company is enjoying great support from our customers. This combined with the support from our excellent investment team is providing for the robust expansion of our business.”

Education Lending Group, Inc., markets products, services and solutions to the Federal Guaranteed Student Loan Industry. The company is a full service provider of financial aid products to students, parents and schools. This includes, but is not limited to, student financial aid counseling, debt management, loan origination, loan servicing management, and secondary market loan acquisition services.

###

This press release may include forward-looking statements within the meaning of Section 7A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. We have based these forward-looking statements on the Company’s current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us and the Company’s affiliate companies, that may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue,” or the negative of such terms or other similar expressions. Factors that might cause or contribute to such a discrepancy include, but are not limited to, those identified in the Company’s Securities and Exchange Commission filings, including the Company’s Annual Report on Form 10-KSB, filed on March 29, 2002, and Quarterly Report on Amended Form 10-QSB filed on May 14, 2002. The discussion should be read in conjunction with the Company’s Financial Statements and related Notes thereto included in the Company’s Form 10-KSB and Form 10-QSB filings.